

Stock Option Repricing Program

October 2022

Sonder

Stock Option Repricing Program

Overview

- Stock options are a key component of our incentive and retention program, and we have offered them broadly, at all employee levels

- We believe stock options encourage employees to act like owners of the business by:

  - ❖ Motivating us to work toward our collective success

  - ❖ Rewarding employees' contributions by allowing them to benefit in the growth of Sonder

- Vast majority of employee stock options are "underwater" meaning the exercise price (also known as the strike price) is greater than Sonder's stock market price

- Sonder is offering a one-time, voluntary opportunity to elect to adjust certain eligible "underwater" stock options to have a lower exercise price, with a modified vesting schedule (the "**Offer**")

- This offer does not apply to Restricted Stock Units (RSUs)

Program Details

Eligibility – Who, What and When?

- **Offering Period**

  - The Offer is open from October 18 and is set to expire on November 15, 2022, at 9:00 p.m., Pacific Time, and eligible stock options that have been opted in by the employee are scheduled to be repriced to the closing price of Sonder shares on the same day, November 14. (You will be notified if this date is extended)

- **Eligible Option Holder**

  - You are eligible to participate if you are an active employee of Sonder who holds eligible stock options as of the date the Offer commences (October 18) and remain an employee of Sonder through the repricing date (November 15)

  - However, former employees, consultants and non-employee members of Sonder's Board of Directors will not be eligible to participate

Eligibility – Who, What and When?

- **Eligible Options**

❖ Stock options eligible to be repriced in the Offer include only those options that:

(i) have a per share exercise price that is ***greater than*** the closing price of a share of our common stock on the expiration date;

(ii) were granted in December 2019 and later; and

(iii) are outstanding at the start of the Offer (October 18) and remain outstanding and unexercised as of the expiration date (November 15, unless extended).

Stock options granted prior to December 2019 are not eligible for the repricing.

Repriced Stock Options

How Many, How Much, and How Long?

- **Number of Stock Options**
  - ❖ Original number of stock options granted remains the same
- **Exercise Price per Share if Repricing is Elected**
  - ❖ Closing stock price of Sonder stock at the expiration of the offering period (*i.e.*, November 15, unless extended)
- **Vesting**
  - ❖ Original vesting schedule modified to make all repriced options unvested on the repricing date (*i.e.*, November 15, unless extended) add a 6 month vesting "cliff"* date from end of offering period (*i.e.*, repriced stock options that would have otherwise vested will not be exercisable until the end of the "cliff" date, and will be forfeited if service terminates sooner)
    - ○ Vesting "cliff" date to be May 15, 2023 except for Senior Leadership Team
    - ○ Vesting "cliff" date to be November 15, 2023 for Senior Leadership Team

* **For New Hire Stock Options** - If none of the stock options in an option grant would have vested before the above cliff dates, a later cliff date will apply to ensure equality around equity access; please see the full Offer documents.

How Many, How Much, and How Long? (continued)

- The offer applies to stock options that have not been exercised. All Vested and Unvested, but Unexercised, eligible options will have the adjustment made to their vesting schedule if electing to participate.

- **Other terms will not change**

- Repriced option grants will maintain their original expiration date

- While the vesting schedule will be updated with the new "cliff" vesting date and the exercise price will be reduced, all other original terms of a repriced stock option will remain unchanged.

Hypothetical Option Repricing Examples

	Original Grant	**Repriced Grant**	No Election
Grant Date	June 18, 2020	June 18, 2020	June 18, 2020
Options Granted*	3,000	3,000	3,000
Strike Price	$3.00	Closing price November 15	$3.00
Vest Schedule	4 yr, 25% 1st year, then monthly	Additional 6-month cliff on original vesting schedule (12-months for VP+)	Same as original
Vested Options**	1,875	0	1,875
Exercised	0	0	0
Exercisable	1,875	0	1,875
Exercisable after Repricing Program Cliff	2,250	2,250 (1875 Vested on November 15 plus 375 vested during cliff)	2,250

*As adjusted post de-SPAC
**As of November 15

Hypothetical Option Repricing Examples - Some options already exercised

	Original Grant	**Repriced Grant**	No Election
Grant Date	November 11, 2021	November 11, 2021	November 11, 2021
Options Granted*	4,800	4,800	4,800
Strike Price	$8.23	Closing price November 15	$8.23
Vest Schedule	4 yr, monthly	Additional 6-month cliff on original vesting schedule (12-months for VP+)	Same as original
Vested Options**	1,200	500	1,200
Exercised	500	500	500
Exercisable	700	0	700
Exercisable after Repricing Program Cliff	1,300	1,300 (700 Vested on November 15 plus 600 vested during cliff)	1,300

*As adjusted post de-SPAC
**As of November 15

Hypothetical Option Repricing Examples - 2022 New Hire

	Original Grant	**Repriced Grant**	No Election
Grant Date	May 15, 2022	May 15, 2022	May 15, 2022
Options Granted	850	850	850
Strike Price	$2.11	Closing price November 15***	$2.11
Vest Schedule	4 yr, 25% 1st year, then monthly	Additional 6-month cliff on original vesting schedule (12-months for VP+)	Same as original
Vested Options**	0	0	0
First Vest Date	March 7, 2023**	May 15, 2023	March 7, 2023**

*As of November 15
**Assuming Hire Date of March 7, 2022
***Assuming the Closing Price on November 15 is below $2.11

Taxation

- All employees are advised to consult their personal tax adviser as to the tax consequences of choosing to participate or not participate in the repricing

- Tax consequences vary by location and may not be the same across all geographies

For US tax residents

- Choosing to participate in the repricing will NOT give rise to a taxable event for US federal income taxes

- Most options will maintain their current status of ISO/NSO; however the ISO Qualified Status will reset to the date of the repricing if you choose to reprice an ISO option. You will need to hold the shares 2 years from the repricing date and 1 year from exercise to receive preferential ISO tax treatment

- An ISO stock option grant may be retested for the $100K annual exercisability limit for qualified tax treatment

Making Your Elections

Making Your Elections

Overview

- Your elections must be made through the Stock Option Repricing Program website: https://myoptionexchange.com/

- You will be able to do the following:

  - ❖ View offer documents including Q&As;

  - ❖ Elect to reprice eligible options on a grant-by-grant basis (must reprice entire grant); and

  - ❖ View the value of your stock options at assumed future stock prices.

- You will receive a confirmation of your elections upon completion

  - ❖ You can change your election anytime during the offering period

  - ❖ Once the repricing program has closed, only the final election will be considered

Making Your Elections

Overview

Login Screen: https://myoptionexchange.com/



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Making Your Elections

Overview

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Sonder

Option Repricing Program

Commencement Date: **October 18, 2022**

Expiration Time: **November 15, 2022 at 9pm Pacific Time**

We are offering you the opportunity to have the per share exercise price of some or all of your eligible options, as described in the Offer to Reprice Eligible Stock Options (the "Offer to Reprice"), repriced to be equal to the closing price of a share of our common stock on the Nasdaq Global Select Market on the date on which this Offer expires, which is expected to be November 15, 2022, unless we extend such date.

Resources

Click on any of the links below to learn more.

- Schedule TO
- Offer to Reprice
- Email to All Eligible Employees
- Election Terms and Conditions
- Form of Confirmation to Eligible Employees
- Form of Reminder Email
- Form of Notice Email to Eligible Employees Regarding Expiration of Offering Period
- Employee Presentation

The PDF documents above require Adobe Acrobat Reader. If necessary you can download it from Adobe.

Make My Election

You have **35 days** left to elect whether to keep your eligible options or reprice some or all of them.

Before you make your election, we encourage you to carefully read the offering materials in the Resources section.

Election Form

Note only eligible options that have an exercise price per share greater than the closing price of a share of our common stock on the expiration date, which is expected to be November 15, 2022, will be eligible for repricing. Therefore, if you elect to reprice any options that have an exercise price per share that is equal to or lower than the closing price of a share of our common stock on the expiration date, the election will be ignored.

Need Help?

Contact stockadmin@sonder.com

The Option Repricing Program is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Reprice, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Repricing Program website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Repricing Program, including risks related thereto.

Making Your Elections

Overview

Election Form:


Election Form

Indicate your decision to tender your eligible options for repricing by selecting the "Reprice" choice in the Election column.

If you do not want to tender one or more of your eligible options for repricing, select the "Do Not Reprice" choice in the Election column for those particular options.

If you do not select the "Reprice" choice with respect to an eligible option, your election with respect to an eligible option will default to "Do Not Reprice". In that event, the eligible option will not be repriced.

You may not tender only a portion of an eligible option grant.

Option Repricing Program

Commencement Date: **October 18, 2022**

Expiration Time: **November 15, 2022 at 9pm Pacific Time**

Value Calculator | Resources

Eligible Option Grant Details						Repriced Option Grant Details		
Grant Date	Option Type	Per Share Exercise Price	Shares Underlying Option Grant	Vested as of 11/15/2022*	Unvested as of 11/15/2022*	Per Share Exercise Price**	Shares Underlying Repriced Option Grant	Election
2/7/2020	NQ	$2.85	78	78	0	$1.60	78	
2/7/2020	NQ	$2.85	166	166	0	$1.60	166	
2/7/2020	NQ	$2.85	16	16	0	$1.60	16	
11/11/2021	ISO	$8.23	77	21	56	$1.60	77	
11/11/2021	NQ	$8.23	386	108	278	$1.60	386	

*These columns display the number of vested and unvested shares of our common stock subject to the eligible option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through November 15, 2022.

**The new exercise price per share of a repriced option will be the closing stock price of a share of our common stock on the expiration date of the Offer to Reprice, which is expected to be November 15, 2022. The example new exercise price per share in the table above is based on the most recent closing price of a share of our common stock. The actual new exercise price per share of a repriced option may differ from the example.

Note only eligible options that have an exercise price per share greater than the closing price per share on the expiration date, which is expected to be November 15, 2022, will be eligible for repricing. Therefore, if you elect to reprice any options that have an exercise price lower than the closing price per share on the expiration date, the election will be ignored.

Please refer to the Offer documents, including Section 9 of the Offer to Reprice, for additional vesting terms that will apply to repriced option grants.

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The Option Repricing Program is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Reprice, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Repricing Program website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Repricing Program, including risks related thereto.

Making Your Elections

Overview

Confirm Elections:



Confirm Elections

Making Your Elections

Overview

Elections Complete:


Elections Complete
Finished
Eligible Option Grant Details
Repriced Option Grant Details
Election
Print Election Confirmation
Log Off

Making Your Elections

Overview

Confirmation email:

Option Repricing Program

Sonder has received your election via Sonder's Offer website by which you elected to accept or reject Sonder's offer to reprice certain outstanding stock options (the "Offer") with respect to some or all of your outstanding option grants, subject to the terms and conditions of the Offer.

Your election has been recorded as follows:

Name: Demo, Sonder
Employee ID: sonder@infiniteequity.com
Date and Time: 10/11/2022 6:17 PM Pacific Time

Grant Date	Option Type	Per Share Exercise Price	Shares Underlying Option Grant*	Vested as of 11/15/2022	Unvested as of 11/15/2022	Election
2/7/2020	NQ	$2.85	78	78	0	Do Not Reprice
2/7/2020	NQ	$2.85	166	166	0	Reprice
2/7/2020	NQ	$2.85	16	16	0	Reprice
11/11/2021	ISO	$8.23	77	21	56	Reprice
11/11/2021	NQ	$8.23	386	108	278	Reprice

*This column displays the number of shares of our common stock subject to the option grant as of November 15, 2022 (assuming no exercise or early termination occurs, through November 15, 2022).

Please refer to the Offer documents, including Section 9 of the Offer to Reprice Eligible Stock Options, for additional terms that may apply to repriced option grants.

If you change your mind regarding your election, you may change your election to accept or reject the Offer with respect to some or all of your option grants by submitting a new election. The new election must be delivered via Sonder's Offer website at www.myoptionexchange.com, no later than the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.

Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.

Only elections that are properly completed, electronically signed, dated and actually received by Sonder via the Offer website at www.myoptionexchange.com on or before the expiration date of the Offer will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and

Making Your Elections

Overview

Key Considerations around making your election

- Even if you elect for all eligible options to be repriced, only those with a price higher than the closing price on November 15 will be actually adjusted.

    - ❖ Example - During the election period, you elected to reprice your option grant awarded on February 7, 2020 with an option exercise price of $2.85

    - ❖ On November 15, 2022 the closing price of Sonder is $3.12

    - ❖ This option will not be repriced because the exercise price of the option is lower than the closing price

Key Dates And Next Steps

Key Dates And Next Steps
Summary

- Election Period Opened - October 18, 2022
  - ❖ October 18 - Employee Election window opens
  - ❖ November 15 - Employee Election window closes (last date to make elections)
  - ❖ December 20 - Revised Options visible in E*TRADE account
  - ❖ May 15, 2023* - Vested Options become exercisable
    *November 15, 2023 for members of SLT
- Exercising options still subject to the current open/closed trading window for the repriced stock options
  - ❖ May 15, 2023 - Trading window may possibly be closed when the shares vest
  - ❖ You can still exercise and hold (*i.e.*, exercise the repriced stock options with the lower exercise price, and hold the resulting shares) during the closed window period

Important Considerations

- Please review the offer documents, including the "Risk Factors" section. Risks include:
  - ❖ Vested options that are repriced will become **unvested** options;
  - ❖ Increased vesting period may result in increased risk of forfeiture;
  - ○ If your service with Sonder terminates before your repriced options vest, you will forfeit your stock options and receive no value from the unvested portion of the repriced stock options;
  - ○ Participation does not guarantee future employment; separation from Sonder will result in unvested options being cancelled; and
  - ❖ Any particular benefit or return is not guaranteed
- Consult with your financial, legal, and/or tax advisors to fully assess the benefits and risks involved in participating in the Stock Option Repricing Program

Important Considerations (continued)

- Guidance on whether to participate?
  - ❖ Sonder has not authorized anyone to make any recommendation on its behalf regarding participation in the stock option repricing
  - ❖ Should a recommendation or representation be received, it should not be relied upon as having been authorized by Sonder

Contact Information

Sonder Equity Team - stockadmin@sonder.com

Equity Team Intranet Page - Global Equity - OneSonder

If you have any questions or issues with the election site, please email the above email and we will work with you to ensure that you're able to access the site to make your election

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